Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-76214 effective January 2, 2002 on Form S-8 of FMC Technologies, Inc. of our report dated June 17, 2015, relating to the financial statements and supplemental schedule of the FMC Technologies, Inc. Savings and Investment Plan (the Plan), which report appears in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2014.

/s/ McConnell & Jones LLP

Houston, Texas
June 17, 2015